Mail Stop 3561

February 6, 2006


Via U.S. Mail

Mr. Clarence Otis
Chief Executive Officer
Darden Restaurants, Inc.
5900 Lake Ellenor Drive
Orlando, Florida 32809


	RE:	Darden Restaurants, Inc.
		Form 10-K for the fiscal year ended May 29, 2005
		Filed July 29, 2005
		File No. 1-13666

Dear Mr. Otis:

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


Sincerely,



Linda Cvrkel
Branch Chief

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Mr. Clarence Otis
Darden Restaurants, Inc.
November 30, 2005
Page 1